Exhibit 99.1

Redwood Trust Announces Dividend Distribution Tax Information for 2020

MILL VALLEY, CA – Thursday, January 28, 2021 – Redwood Trust, Inc. (NYSE: RWT), a leading innovator in housing credit investing, today announced tax information regarding its dividend distributions for 2020.

Shareholders should check the tax statements they receive from their brokerage firms to confirm the Redwood dividend distribution information reported in those statements conforms to the information reported here. Set forth in this press release are Redwood's expectations with respect to the treatment of our 2020 dividend distributions for federal income tax purposes. Shareholders should consult their tax advisors to determine the amount of taxes that should be paid on Redwood's dividend distributions for federal, state, and other income tax purposes.

All the common stock dividend distributions paid during 2020 are reportable on shareholders' 2020 federal income tax returns, including the four quarterly regular dividend distributions of $0.32, $0.125, $0.14, and $0.14 per share for the first, second, third, and fourth quarters, respectively. Thus, for 2020, Redwood shareholders that held stock for this entire period should report a total of $0.725 per share of common stock dividend distributions for federal income tax purposes.

Under the federal income tax rules applicable to real estate investment trusts (“REITs”), Redwood's 2020 dividend distributions are expected to be characterized for income tax purposes as 100% return of capital. None of Redwood's 2020 dividend distributions are expected to be characterized for federal income tax purposes as ordinary income, long-term capital gains, or qualified dividends.

As a REIT, the portion of Redwood's dividend distributions that are characterized as ordinary income under the applicable federal income tax rules are generally taxed at full ordinary income tax rates. The portion of Redwood's dividend distributions characterized as a return of capital under the applicable federal income tax rules are generally not taxable (provided it does not exceed a shareholder's tax basis in their Redwood shares), and this amount reduces a shareholder's basis for shares held at each quarterly distribution date (but not to below zero).

Beginning in 2018 under the Tax Cuts and Jobs Act, individual taxpayers may generally take a deduction from taxable income of 20% of their ordinary REIT dividends. This deduction does not apply to REIT dividends classified as return of capital, qualified dividends, or long-term capital gain dividends.

For shareholders that are corporations, Redwood's dividend distributions are not generally eligible for the corporate dividends-received deduction or the 20% ordinary REIT dividend deduction.

The table below provides more detailed information on the expected federal income tax characterization for each of Redwood's common stock dividend distributions that were paid for 2020.

Common Stock (CUSIP 758075 40 2)

Dividend Distribution Type	Record Dates	Payable Dates	Total $ Paid	Total Distribution Per Share	Ordinary Income Per Share	Qualified Dividend Per Share	Return of Capital Per Share	Long- Term Capital Gains Per Share
Regular	03/16/2020	05/08/2020	$36,741,211	$0.3200	$0.0000	$0.0000	$0.3200	$0.0000
Regular	06/22/2020	06/29/2020	$14,366,080	$0.1250	$0.0000	$0.0000	$0.1250	$0.0000
Regular	09/22/2020	09/29/2020	$15,700,538	$0.1400	$0.0000	$0.0000	$0.1400	$0.0000
Regular	12/17/2020	12/29/2020	$15,669,923	$0.1400	$0.0000	$0.0000	$0.1400	$0.0000
		Total	$82,477,752	$0.7250	$0.0000	$0.0000	$0.7250	$0.0000

No portion of Redwood's 2020 dividend distributions is expected to consist of unrelated business taxable income (“UBTI”), which is subject to specialized tax reporting and other rules applicable for certain tax-exempt investors.

If you have questions, please consult your tax advisor for further guidance.

About Redwood Trust

Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit. Our operating platforms occupy a unique position in the housing finance value chain, providing liquidity to growing segments of the U.S. housing market not served by government programs. We deliver customized housing credit investments to a diverse mix of investors, through our best-in-class securitization platforms; whole-loan distribution activities; and our publicly-traded shares. Our consolidated investment portfolio has evolved to incorporate a diverse mix of residential, business purpose and multifamily investments. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk-minded scale. Since going public in 1994, we have managed our business through several cycles, built a track record of innovation, and a best-in-class reputation for service and a common-sense approach to credit investing. Redwood Trust is internally managed and structured as a real estate investment trust ("REIT") for tax purposes. For more information about Redwood Trust, please visit our website at redwoodtrust.com.

Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to Redwood’s expectations with respect to the treatment of our 2020 dividend distributions for federal income tax purposes. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "anticipate," "estimate," "will," "should," "expect," "believe," "intend," "seek," "plan" and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2019 under the caption "Risk Factors." Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT

Lisa Hartman – SVP, Head of Investor Relations

Phone: 866-269-4976

Email: investorrelations@redwoodtrust.com